EXHIBIT 10.23

                                    TIME NOTE


U.S. $98,048                                             Los Angeles, California
                                                         February 1, 2000


ON OCT. 1, 2000, FOR VALUE RECEIVED, the undersigned (Borrowers) promise to pay to the order of LOUIS ERLICH (Erlich) at his residence, 875 Comstock Avenue, Los Angeles, California, the principal sum of Ninety Eight Thousand, Forty Eight (U.S. $98,048) Dollars, with interest at the rate of nine per cent (9%) per annum commencing February 1, 2000, and accruing until the principal sum is fully paid.

Borrowers agree to reimburse Erlich for all costs and expenses, including reasonable attorneys fees, if any, of up to 15% (but in no event less than $1,000) of the total amount due hereunder, incurred by Erlich in the collection of the sum due per this note. The rights and privileges of Erlich shall inure to his heirs, successors and assigns. This note shall be governed by the law of California and both borrowers and Erlich agree to the jurisdiction of federal or state courts sitting within the County of Los Angeles for the resolution of all matters arising hereunder.

Presentment, notice of dishonor and protest are waived by the parties. This note shall be the joint and several obligation of borrowers and shall bind their successors and assigns without release of borrowers.

The indebtedness evidenced by this note is unsecured.

DALECO RECOURCES CORPORATION and
WESTLANDS RESOURCES CORPORATION

BY:  __________________________________

ITS:  __________________________________